Exhibit 99.02


                             STOCK OPTION AGREEMENT

Stock Option Agreement ("Agreement"), made as of January 29th, 2004 (the "Grant Date") between West Lane Group Inc. ("Grantor") and Cordia Corporation ("Grantee").

1. Grant of Option. Grantor hereby grants to Grantee, as of the Grant Date, a stock option, to purchase an aggregate of 100,000 shares ("Option Shares") of Cordia Corporation, at an exercise price of $0.40 per share (the "Option").

2.  Exercise of Option.

     (a) General. Subject to the normal expiration of this Option as provided herein, this Option may be exercised by written notice to the Grantor at any time after the Grant Date; provided, however such Option shall not be exercisable for more than the number of shares which are vested at the time of exercise.

     (b) Vesting. This Option shall vest with respect to 100% of the Option Shares as of the Grant Date.

     (c) Normal Expiration of Option. This Option shall expire and Grantee will lose the right to exercise his option after the fifteenth (15) month anniversary of the Grant Date (the "Termination Date").

3. Exercise of Option and Conditions to Exercise. This Option may not be exercised by Grantee unless the following conditions are met.

     (a) Notice. This Option shall be exercised by delivering written notice to the Grantor. Such notice shall specify the number of shares of Common Stock with respect to which this Option is being exercised and shall be signed by Grantee. This Option may not be exercised for a fraction of a share of Common Stock; and

     (b) Payment of Exercise Price. Grantee must pay at the time of exercise the full purchase price for the shares of Common Stock being acquired hereunder in case, by certified check, bank cashier's check, or wire transfer.

4. Transferability. This Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, except by will or the laws of descent and distribution (in which case, such transferee shall succeed to the rights and obligations of Grantee hereunder) or, subject to the consent of the Grantor. If Grantee or anyone claiming under or through Grantee attempts to violate this Section 4, such attempted violation shall be null and void and without effect, and the Grantor's obligation hereunder shall terminate. If at the time of Grantee's death this Option has not been fully exercised, Grantee's estate or any person who acquires the right to exercise this Option by bequest or inheritance of by reason or by reason of Grantee's death may exercise this Option in accordance with and with respect to the number of shares set forth in Section 1 above. The applicable requirements of
Section 3 above must be satisfied in full at the time of any exercise.

5. No Rights as Stockholder. Unless and until a certificate or certificates representing the shares of Common Stock shall have been delivered to Grantee (or any person acting under Section 4 above) pursuant to an exercise hereunder, Grantee shall not be or have any of the rights or privileges of a stockholder of the Cordia Corporation with respect to shares acquirable upon exercise of this Option.

6. Notices. Any notice hereunder to the Grantor shall be addressed to Grantor at 728 Post Road East, Westport, Connecticut, 06880 and notice to Grantee shall be addressed to Grantee at 445 Hamilton Avenue, Suite 408, White Plains, New York 10601 subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

7. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Nevada.

IN WITNESS WHEREOF, the Grantor and the Grantee have executed this Agreement as of the date first written above.

                                          West Lane Group, Inc.

                                                /s/
                                          Keith Minella, Sole Officer

Grantee hereby accepts this Option subject to the terms specifically state in this Option Agreement. Grantee has reviewed Agreement in its entirety, has had an opportunity to obtain the advise of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

                                          Cordia Corporation

                                                /s/
                                          Patrick Freeman, President & CEO